Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00289) pertaining to the Robbins & Myers, Inc. Savings Plan for Union Employees of our report dated June 28, 2006, with respect to the financial statements and schedules of the Robbins & Myers, Inc. Savings Plan for Union Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Dayton, OH
June 29, 2006